Exhibit 99.1
Nortek Completes Acquisition of 2GIG Technologies
Providence, RI, April 1, 2013 - Nortek, Inc. (Nasdaq: NTK), a global diversified company with leading brands and innovative, technology-driven products and solutions for residential and commercial applications, today announced the closing of its previously announced acquisition of 2GIG Technologies, Inc. (2GIG), a privately held innovative designer and supplier of residential security and home automation systems. The closing follows the satisfaction of all customary closing conditions, including approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
In accordance with the terms of the acquisition agreement, Nortek acquired 2GIG for approximately $135 million on a cash and debt-free basis, funded via a combination of cash on hand and borrowings under Nortek's asset-based credit facility.
“2GIG's addition to the Nortek family of companies positions our Technology Solutions segment as one of the world's top-tier hardware developers and manufacturers in the growing residential security and home automation markets,” said Nortek President and Chief Executive Officer Michael J. Clarke. “We are pleased to have completed the 2GIG transaction as planned, as it allows us to better support Vivint and other 2GIG customers, while also providing our Technology Solutions companies with new cross-selling opportunities.”
About Nortek
Nortek* is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company's broad array of offerings includes audio/video and security solutions, digital display mounting solutions, ventilation products such as range hoods and bathroom fans, heating and cooling products, and air management systems.
*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise.  This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "should," or "would" and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, and product and warranty liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under IA in our annual report on Form 10-K, as updated on subsequent quarterly reports on Form 10-Q.
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